VERSUM MATERIALS, INC.
AMENDED AND RESTATED
SHORT-TERM INCENTIVE PLAN
1.Purpose of the Plan
The purpose of this Versum Materials, Inc. Short-Term Incentive Plan is to enable the Company, its Subsidiaries, Affiliates and any Service Recipient to attract, retain, motivate and reward executive officers and key employees by providing short-term cash incentives and financial rewards to such executive officers and key employees that are intended to be deductible as "performance-based compensation" within the meaning of Section 162(m) of the Code.
2.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    "Affiliate" shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(b)    "Board" shall mean the Board of Directors of the Company.
(c)    "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
(d)    "Committee" shall mean the Compensation Committee of the Board (or such other committee or subcommittee thereof as the Board may designate). The Committee administering the Plan shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Code.
(e)    "Company" shall mean Versum Materials, Inc., a Delaware corporation.
(f)    "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.
(g)    "Disability" or "disabled" shall mean Disability (or disabled) as defined under Section 409A of the Code.
(h)    "Participant" shall mean each executive officer of the Company and other key employee of the Company, Subsidiary, Affiliate or any other "Service Recipient" (within the meaning of Section 409A of the Code) whom the Committee designates as a participant under the Plan.
(i)    "Performance Period" shall mean each fiscal year of the Company, or other partial or multi-year cycle, as determined by the Committee in its discretion.
(j)    "Plan" shall mean this Versum Materials, Inc. Short-Term Incentive Plan, as set forth herein and as may be amended from time to time.
(k)    "Share" shall mean a share of common stock of the Company.

(l)    "Subsidiary" shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
3.    Administration
The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, in no event is the Plan intended to be administered or interpreted in a manner which would cause any award intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify. Any determination made by the Committee under the Plan shall be final and conclusive and binding upon all parties including the Company, its stockholders, and the Participants. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company, a Subsidiary or Affiliate or any other Service Recipient) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct. The Committee may delegate its authority under this Plan; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee shall not delegate its authority with respect to any Covered Employee of the Company or any other individual who the Board or Committee reasonably believes may become a Covered Employee, if it would cause any award due to be payable hereunder intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance objectives as set forth in Section 4(a) herein, any such delegation must be to a committee comprising solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code).
4.    Bonuses
(a)    Performance Criteria.  Short-term cash incentives under the Plan may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant Performance Period. The performance goals, which must be objective, shall be based upon the absolute, relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets (xix) assets under management; (xx) total return and (xxi) strategic initiatives. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or Affiliates or one or more of its or their divisions or units, any other Service Recipient or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.
(b)    Incentive Bonuses.  The Committee shall establish incentive bonus opportunities (whether as a specified target dollar amount, percentage of a bonus pool, or otherwise) for each individual Participant in respect of a Performance Period which can be earned upon the achievement of the performance objective or objectives established for such Performance Period, (i) while the outcome for a Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant Performance Period.
(c)    Maximum Amount Payable.  As soon as practicable after the Performance Period ends, the Committee shall determine (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 4(a) have been satisfied and (ii) for each Participant who is employed by the Company, one of its Subsidiaries or any other Service Recipient on the last day of the Performance Period for which the bonus is payable, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the Committee may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any one fiscal year of the Company in excess of $5,000,000 (which amount shall be decreased on a pro-rata basis for any Performance Period that is less than one year and increased on a pro-rata basis for any Performance Period that exceeds one year).
(d)    Negative Discretion.  Notwithstanding anything else contained in Section 4(c) to the contrary, the Committee may not increase the amount payable under the Plan or with respect to an Award but shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

(e)    Death or Disability.  If a Participant dies or becomes disabled prior to the last day of the Performance Period for which the bonus is payable, such Participant may receive an annual bonus equal to the bonus that would otherwise be payable to such Participant based upon actual achievement of the applicable performance objectives for the applicable Performance Period as determined by the Committee under the terms of this Plan, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant's death or Disability occurs (prior to and including the date of the Participant's death or Disability), and the denominator of which is the total number of days in the Performance Period. Payment shall be made at the same time and in the same form as provided under Article 5.
(f)    Other Termination of Employment.  Unless otherwise determined by the Committee and except as may otherwise be provided in Section 4(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates (or who has given or received notice of termination) prior to the date that bonuses are paid in accordance with Section 5(a).
(g)    Change in Control.  The Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a "change in control" (as such term may be defined by the Committee or the Board), subject to the requirements of Section 409A of the Code.
5.    Payment
(a)    In General.  Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 above shall be made to each Participant as soon as practicable after the Committee certifies in writing that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus, unless the Participant has submitted a valid election to defer receipt of the bonus in accordance with the terms and conditions of a deferred compensation plan approved by the Committee. Notwithstanding the foregoing, payment of any bonus shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code or (B) comply with the requirements Section 409A of the Code; provided that, in the absence of terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture.
(b)    Form of Payment.  As established by the Committee, bonus payments shall be made in (i) cash, (ii) Shares or Share units under the Company's Long-Term Incentive Plan (as may be amended, or any successor thereto) or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine.
6.    General Provisions
(a)    Effectiveness of the Plan.  The Plan became effective on September 30, 2016 (the "Effective Date"), subject to the approval of the Company's stockholders. Unless otherwise determined by the Board, the Plan shall be submitted to stockholders of the Company for re-approval no later than the Company's first meeting of stockholders that occurs in the fifth year following the year in which the Company's stockholders previously approved the Plan.
(b)    Section 409A Compliance.  The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan, other than to the extent permitted under Section 409A of the Code.

To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment thereof or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant's termination of employment the Participant is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant's termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, the Committee nor any of the employees or representatives of the Company, its Subsidiaries or any other Service Recipient shall have any liability to Participants with respect to this Section 6(b).
(c)    Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall materially adversely affect the rights of any Participant in respect of any calendar year which has already commenced and, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code.
(d)    Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural Person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Company. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.
(e)    No Right to Continued Employment or Awards.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, any of its Subsidiaries or any other Service Recipient. No Participant shall have any claim to be granted any award or bonus, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).
(f)    No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company, any Subsidiary or Affiliate or any other Service Recipient from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company, any Subsidiary or any other Service Recipient as a result of any such action.

(g)    Nonalienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation with which the Company may be merged or consolidated. The Company's obligations under this Plan shall be binding on any successor to the Company. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.
(h)    Withholding.  A Participant may be required to pay to the Company, any Subsidiary or Affiliate or any other Service Recipient, and the Company, any Subsidiary or any other Service Recipient shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable federal, state and local withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
(i)    Clawback/Repayment. All awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(j)    Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(k)    No Fund Created. Neither the Plan nor any bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(l)    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Company, the Board or the Committee to adopt such other incentive arrangements as any of them may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.
(m)    Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
(n)    Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.